Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated April 25, 2007
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PE85

Principal Amount (in Specified Currency): $10,000,000
Issue Price: 100%
Trade Date: April 25, 2007
Original Issue Date: April 30, 2007
Stated Maturity Date: May 8, 2017

Interest Rate: 5.60% per annum
Interest Payment Dates: Each May 8 and November 8, commencing
   November 8, 2007

Net Proceeds to Issuer: 100%
Agent's Discount or Commission: 0.0%
Agent: Lehman Brothers Inc.
Agent's Capacity:
	[ ] Agent
	[X] Principal

Day Count Convention:
	[X]  30/360
	[ ]  Actual/360
	[ ]  Actual/Actual

Redemption: The Notes are subject to redemption by TMCC, in whole, at a price equal to 100%, on the Redemption Dates and subject to the notice stated below Redemption Dates: May 8, 2008 and each Interest Payment Date thereafter
Notice of Redemption: The redemption of the Notes is subject to not less than 10 nor more than 60 days' prior notice

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:




Original Issue Discount:	 No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $100,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated April 25, 2007 and an Appointment Agreement Confirmation dated April 25, 2007 (collectively, the "Agreement") between TMCC and Lehman Brothers Inc. ("Lehman Brothers"), Lehman Brothers, acting as principal, has agreed to purchase and TMCC has agreed to sell $10,000,000 in principal amount of Notes.